Exhibit (10)(k)
SUPPLEMENTAL EXECUTIVE RETIREMENT
PLAN FOR EMPLOYEES OF
CMS ENERGY / CONSUMERS ENERGY COMPANY
INTRODUCTION
The objective of the Supplemental Executive Retirement Plan is to retain and motivate top level executives by providing additional retirement income to supplement that provided by the Pension Plan.
The Supplemental Executive Retirement Plan became effective on January 1, 1982 and is applicable to all employees of the Company who are eligible in accordance with the provisions of this Supplemental Plan. This document includes all amendments through December 1, 2007.
This instrument describes the Supplemental Plan for employees who retire, die or whose services are terminated on or after January 1, 2005. The rights of employees who, prior to January 1, 2005, retired, died or whose services were terminated are governed by the provisions of the instrument in effect at such time. This Supplemental Plan is an unfunded, unsecured promise to pay benefits at a later date. Subject to the provisions of this Supplemental Plan, Participants have no greater rights than the general creditors of the Company.
SECTION I. DEFINITIONS
Whenever used in this Supplemental Plan, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise.

“Accrued Supplemental Executive Retirement Income”	Means the Supplemental Executive Retirement Income beginning at the first of the month following attainment of age 65, which would be payable to a Participant at the rates provided in subsection 1 of Section V, on the basis of his Accredited Service and Preference Service rendered to the date of computation.

“Accredited Service”	The period of service subsequent to inclusion in the Pension Plan.

“Code”	The Internal Revenue Code of 1986, as amended.

“Company”	Means CMS Energy Corporation and Consumers Energy Company and any subsidiary owned 80% and whose employees participate in the Pension Plan. For purposes of determining a Separation from Service from the Company, the Company shall include the CMS Energy Corporation and all persons or entities that would be considered a single employer under Code Section 414(b) or Section 414(c), using for such purposes a “50 percent” standard, instead of an “80 percent” standard, under such provisions.

“Disability Service”	Means the Accredited Service and Preference Service granted a Participant as provided in subsection 5 of Section V.

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“Disability Service Pension Supplement”	Means the pension supplement, provision for which is made in subsection 5 of Section V of this Supplemental Plan.

“Earnings”	Means the regular salary paid to the Participant during the Fiscal Year January 1 — December 31.

“Employment Agreement”	Means a Severance or Change in Control Agreement (Tier I, Tier II or Tier III) authorized by the Compensation and Human Resources Committee of the Board of Directors of CMS Energy Corporation and entered into between a Participant and CMS Energy Corporation or a subsidiary.

“Final Executive Pay”	Means 1/12th of the average of the Earnings (without regard to any limitations imposed on the Pension Plan by the Internal Revenue Code or Regulations thereunder) plus Incentive Compensation (if any) of a Participant, including any such amounts deferred, for his five years of highest totals of Earnings plus Incentive Compensation (if any) during the period of his Accredited Service.

For purposes of determining Final Executive Pay, Accredited Service shall include only the service provided while the Participant holds a position that qualifies for inclusion under this Supplemental Plan.

“Incentive Compensation”	Means the applicable amount awarded to the Participant under an Annual Incentive Compensation Plan of the Company during a Plan Year.

“Participant”	Means an employee of the Company included in the Supplemental Plan pursuant to Section II.

“Payment Options”	Means the form of benefit payments elected by a Participant under Section VI.

“Pension Plan”	Means the Pension Plan for Employees of Consumers Energy Company, as amended.

“Plan Administrator”	Means the Benefit Administration Committee as selected by the Chief Executive Officer and Chief Financial Officer of the Company to manage this Supplemental Plan.

“Preference Service”	Means the period of service credited to a Participant pursuant to Section III.

“Provisional Payee”	Means the individual named by the Participant pursuant to Section VI(1)(C) to receive a benefit upon his death.

“Retirement Income”	Means the income which would be payable to the Participant from the Pension Plan if the Participant were to elect to start a monthly benefit as of the applicable date.

“Separation from Service”	Means the Employee retires or otherwise has a separation from service from the company as defined under Code Section 409A and any applicable regulations. The Plan Administrator will determine, consistent with the requirements of Code Section 409A and any applicable regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service.

“Supplemental Executive Retirement Income”	Means the monthly retirement income provided for by this Supplemental Plan.

“Supplemental Plan or Plan”	Means the Supplemental Executive Retirement Plan as it is described in this instrument.
The masculine pronoun wherever used herein shall mean or include the feminine pronoun.
SECTION II. ELIGIBILITY
1. Employees included on January 1, 1982. Each officer or other executive of the Company in Salary Grades E-1 and above on January 1, 1982, who is eligible for inclusion in the Pension Plan on that date, will be included in the Supplemental Plan as of January 1, 1982.
2. Employees included after January 1, 1982. Each officer or other executive of the Company who is eligible for inclusion in the Pension Plan and is appointed to a position at Salary Grade E-1 or above after January 1, 1982, will be included in the Supplemental Plan on the first day of the month after he assumes such a position. Effective May 1, 1995, an officer or executive of Consumers Energy who is eligible for inclusion in the Pension Plan and is appointed to a position at Salary Grade F or above will be included in the Supplemental Plan on the first day of the month after he assumes such position. Any employee hired or promoted to a Salary Grade F or above (E-1 or above for CMS employees) on or after July 1, 2003 and who is not eligible for inclusion in the final average pay provisions of the Pension Plan will not be included in this Plan. Effective as of January 1, 2004, the Salary structure for non-officer employees of CMS Energy Corporation and its subsidiaries was modified and as of that date, executives promoted to or hired at a Salary Grade 24 or above and who are covered under the final average pay provisions of the Pension Plan are eligible for this Supplemental Plan.
3. Exclusion of additional participants. Effective as of April 1, 2006 no additional employees will be included in this Supplemental Plan. Employees first hired at or promoted to a Salary Grade 24 or above on or after April 1, 2006 will not be eligible for benefits under this Supplemental Plan. Employees previously covered under this Supplemental Plan who were not accruing benefits under this Supplemental Plan as of March 31, 2006, and who are reemployed or promoted to a Salary Grade 24 or above on or after April 1, 2006 will not resume participation in this Supplemental Plan.

SECTION III. DETERMINATION OF PREFERENCE SERVICE
Preference Service. Each Participant at a Salary Grade E-3 or above shall be credited with one month of Preference Service for each month of Accredited Service credited to him under the Pension Plan until the sum of Accredited Service and Preference Service equals 20 years. Preference Service will be reduced by the amount (if any) by which the total period of Preference Service when added to the total period of Accredited Service exceeds 35 years.
SECTION IV. RETIREMENT
Retirement dates for the purposes of this Supplemental Plan shall be the later of Separation from Service or age 55; provided, however, that a Participant must have five years of actual service at an applicable salary grade to be eligible for Supplemental Executive Retirement Income.
SECTION V. SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME
1. Normal or Deferred Supplemental Executive Retirement Income. The monthly Supplemental Executive Retirement Income payable to a Participant who, incurs a Separation from Service on or after September 1, 2005, will be an amount equal to the product of the Participant’s Final Executive Pay times the sum of the percentages determined below, plus, for each employee who retires with 35 years of Accredited Service under the Pension Plan, an amount equal to $20.00 for each additional full year of vested service that would otherwise have been credited as Accredited Service but for the application of the minimum age requirements in the Pension Plan or the 35-year Accredited Service maximum, minus (i) .5% multiplied by 1/12th of the Participant’s “Final Average Compensation” up to “Covered Compensation” (as those terms are used in Section 401(l) of the Internal Revenue Code) for each year of Accredited Service and Preference Service and (ii) the Retirement Income provided or credited to the Participant under the Pension Plan:
2.1% for each of the first 20 years of Accredited Service and Preference Service.
1.7% for each of the next 15 years of Accredited Service and Preference Service (1.5% for Participant’s Separating from Service after January 1, 2005 but prior to August 1, 2005).
2. Early Supplemental Executive Retirement Income. The monthly Supplemental Executive Retirement Income payable to a Participant who, incurs a Separation from Service on or after age 55 but prior to age 65, will be the amount of his Accrued Supplemental Executive Retirement Income on the date his retirement commences, reduced by 5/12th of 1% for each month by which his Early Retirement Date precedes his age 62.
The monthly Supplemental Executive Retirement Income payable to a Participant who separates from service prior to age 55 with a vested benefit that is not otherwise forfeited, will be the actuarial equivalent (currently established by the Plan actuary as 38.3%), payable at age 55, of the accrued Supplemental Executive Retirement Income.
3. Payments Under this Supplemental Plan. The payments provided for in this Supplemental Plan shall be made by the Company at such times as required under this Supplemental Plan; provided, however, that, while the Company hopes and expects to make the payments provided for under this Supplemental Plan, such payment is not guaranteed. Payments under this Supplemental Plan may be accelerated or delayed only to the extent permitted by Code Section 409A.
4. Establishment of Fund. The Company may establish a fund, as part of the general assets of the Company, and subject to the claims of the general creditors of the Company, to provide for the payments required under this Supplemental Plan.
5. Disability Service Pension Supplement. If a Participant is totally disabled (unable to perform the Participant’s regular job because of disease or injury) and, as a result, fails to accumulate Accredited Service under the Pension Plan for some period of time, a Disability Service Pension Supplement will be calculated and paid as if Accredited Service and applicable Preference Service were credited during such period subject to the following:
A.	The period of Disability Service begins when the Participant stops accumulating Accredited Service under the Pension Plan as a result of the Participant’s total disability, provided that the Participant has not undertaken other employment.

B.	The period of Disability Service ends when the Participant first:
(i)	Begins again to accumulate Accredited Service under the Pension Plan,

(ii)	Undertakes other employment,

(iii)	Attains age 55.
C.	The “Final Executive Pay” of the Participant, for purposes of determining the Disability Pension Supplement only, will be calculated as if the Participant were earning during the period of Disability Service the sum of (1) the Participant’s last monthly rate of basic earnings prior to the period of Disability Service, and (2) 1/12th of the average of the Incentive Compensation (if any) for the five years of Accredited Service while in an eligible salary grade immediately preceding the period of Disability Service (or the monthly average of Incentive Compensation earned over the Participant’s Accredited Service if the Participant has fewer than five years of Accredited Service while in an eligible salary grade), increased or decreased each July 1, following the beginning of the Participant’s period of Disability Service, according to the change in the Bureau of Labor Statistics Consumer Price Index (CPI-W) for the preceding 12-month period of Disability Service (or lesser period of Disability Service, if applicable). However, no July 1 increase or decrease will exceed an amount which could result in an increase greater than a 5% compounded annual increase since the beginning of the Participant’s period of Disability Service, or in a reduction in the Participant’s Final Executive Pay to an amount less than the Participant’s Final Executive Pay prior to the period of Disability Service. For purposes of this provision, the Consumer Price Index for the second month previous to any measurement date will be deemed to be in effect on such date.

D.	The amount of the Disability Service Pension Supplement is the Supplemental Executive Retirement Income, calculated using Final Executive Pay as determined in Section V, subsection 5.C above, and giving credit for Accredited Service and applicable Preference Service for any period of Disability Service, less:
(i)	The Supplemental Executive Retirement Income calculated without regard to the Disability Service Pension Supplement,

(ii)	The Retirement Income that is or would be provided by the Pension Plan if the Participant elected to retire, and

(iii)	Any amount paid to a retired Participant for lost benefits under the Pension Plan, for the period of Disability Service, under a disability insurance policy, the premiums for which were paid in whole or in part by CMS Energy Corporation or any subsidiaries which are at least 80% owned, directly or indirectly, by CMS Energy Corporation.
E.	Payments will begin as of the later of i) the first of the month following the Participant’s attainment of age 55, or ii) the seventh month following the Participant’s separation from service due to disability.
SECTION VI. PAYMENT OPTIONS AND
PRE-RETIREMENT SURVIVOR BENEFIT
1. Payment Options. Prior to December 31, 2007, a Participant must elect to receive his benefit in either a Single Sum Option or a Monthly Annuity Option. This Payment Option elected by a Participant may not be changed after December 31, 2007. Any Participant failing to make a Payment Election prior to December 31, 2007 will be presumed to have elected to continue to receive the Monthly Annuity Option. Under either Payment Option benefit payments will commence on: i) the first day of the seventh month following Separation from Service if a Participant incurs a Separation from Service on or after age 55; or, ii) if a Participant incurs a Separation from Service prior to age 55, the later of age 55 or the first day of the seventh month following Separation from Service. For persons incurring a Separation from Service in 2007, the benefit option will be that elected on or before December 31, 2006.
A.	The Single Sum Payment will be determined by:
(i)	The present value of the Participant’s Supplemental Executive Retirement Income determined on the basis of the benefit the Participant would have been entitled to on the first day of the month following the later of his sixty-fifth birthday or his Retirement Date. The benefit will be the present value of the deferred annuity if the Supplemental Executive Retirement Income commences prior to age 65 and will not include any early retirement subsidies in Section V(2) of this Supplemental Agreement;

(ii)	Payment will be based upon the mortality tables used by the Pension Plan for computing single sums. The interest rate will be based on the earnings assumption used to comply with Financial Accounting Standard 87 under the Pension Plan (which is based on the assumed rate of return on assets) or such other reasonable mortality table or interest assumptions as the Plan Administrator may adopt from time to time;

(iii)	Payment will not include any amounts otherwise forfeited under this Supplemental Plan; and

(iv)	If a Participant dies after Separation from Service after age 55, but prior to payment of the Single Sum, his or her estate will receive the present value of the Single Sum on the first day of the seventh month following the Separation from Service.
B	Payment of the Monthly Annuity Option will be made to the Participant as follows:

(i)	If the Monthly Annuity is scheduled to commence upon the seventh month following Separation from Service, the initial payment will include the payments for the six months prior to the payment date, less any applicable taxes and other withholdings. No interest or lost value of money will be paid on the benefits. If a Participant dies prior to receipt of the initial payment, any payments for months prior to his death will be made to his Provisional Payee, if any survives him, or to his estate on the first day of the seventh month following his Separation from Service.

(ii)	If the Monthly Annuity is scheduled to start at age 55, the benefit will commence the later of the first of the month following the Participant’s 55th birthday or the seventh month following Separation from Service. If the Participant dies after age 55 but prior to receipt of the initial payment, any payments for months prior to his death will be made to his Provisional Payee, if any survives him, or to his estate on the date the payment would have been made to the Participant had he survived.
C.	A Participant electing a Monthly Annuity Option may, at any time prior to commencement of benefits, elect an actuarially equivalent joint and survivor annuity benefit. For this purpose, actuarial equivalence shall be determined by the Plan’s actuary (as selected by the Plan Administrator) applying reasonable actuarial methods and assumptions, and in accordance with the other applicable rules under Code Section 409A and applicable regulations including 1.409A-2(b)(2)(ii). A joint and survivor annuity provides a benefit to the Participant for his life and upon his death, provides a lifetime benefit to a Provisional Payee. A Participant may name a Provisional Payee or change his Provisional Payee at any time that is administratively reasonable, but not less than 8 days prior to (i) Separation from Service on or after age 55; or (ii) 30 days prior to age 55 for a Participant Separating from Service prior to age 55. A Participant may elect from the following Monthly Annuity Options:
(i)	a 100% Annuity payable to him for his life with no Provisional Payee (the standard benefit if no other election is made);

(ii)	an actuarially reduced equivalent benefit to provide a monthly annuity for his life with a 50% survivor annuity to his named Provisional Payee;

(iii)	an actuarially reduced equivalent benefit to provide a monthly annuity for his life with a 75% survivor annuity to his named Provisional Payee;

(iv)	an actuarially reduced equivalent benefit to provide a monthly annuity for his life with a 100% survivor annuity to his named Provisional Payee; or

(v)	an actuarially reduced equivalent benefit to provide a monthly annuity for his life, provided that if he dies less than 10 years following payment commencement date, his Provisional Payee or the estate of the last surviving of the Participant or the Provisional Payee will receive the same monthly payment until a date that is 10 years from the month the Executive Retirement Income was first allocated as part of an initial payment.
If the Participant elects a 50%, 75% or 100% survivor annuity and the Provisional Payee dies while the Participant is in pay status, the unreduced amount will be restored effective the first of the month following the death of the Provisional Payee.

2. Pre-Retirement Survivor Benefit.
A.	Participants Actively on Payroll. A Participant may select one beneficiary to receive a benefit in the event of the Participant’s death subsequent to attaining five years as a Participant in this Supplemental Plan and prior to Separation from Service. A married Participant is presumed to have selected his spouse to receive the benefit unless the spouse provides notarized consent allowing the Participant to name a different beneficiary. An unmarried Participant who has elected a beneficiary under the Pension Plan will have the same beneficiary under this Supplemental Plan unless he elects to file a separate beneficiary form with the Company or the Plan Record Keeper. Payments to the beneficiary will commence the first of the month following the Participant’s death and will be equal to 50% of the Accrued Supplemental Executive Retirement Income which would be payable if the Participant had elected to Separate from Service the first of the month following his date of death adjusted for Early Retirement in accordance with Section V (2). Notwithstanding the above, if a Participant is younger than age 55 at the time of his death, the benefit payable to the beneficiary will be 32.5% of the Accrued Supplemental Early Retirement Income without any further adjustments.

B.	Participants Separating from Service Prior to Age 55. A Participant incurring a Separation from Service prior to age 55 will have a pre-retirement survivor benefit for his spouse for the period of time he is married after Separation from Service. Payments to the spouse will commence the first of the month following the Participant’s death and will be equal to 20% of the Supplemental Executive Retirement. The Supplemental Executive Retirement Income of a Participant will be reduced for any year or portion of a year that this option is elected. The reduction will be .1% for any year or portion of a year the election is in effect from the date the benefit is elected through age 44, plus .3% for any year or portion of a year the benefit is in effect from age 45 through age 54, plus .5% if the benefit is in effect the year the employee attains age 55. With the spouse’s notarized consent the Participant may waive this coverage.
SECTION VII. TERMINATION OF SERVICE
If a Participant included in the Supplemental Plan voluntarily terminates his services prior to age 55 other than in accordance with the terms of an Employment Agreement effective following a Change in Control as defined in the Employment Agreement, the Participant will forfeit all Supplemental Executive Retirement Income except for any amount attributable to Earnings not permitted to be used for benefit calculation under the Pension Plan by the Internal Revenue Code or Regulations thereunder. Any such amount shall be calculated without Preference Service or Incentive Income. A Participant whose services are terminated for any reason prior to attaining five years of actual or disability service following inclusion in this Supplemental Plan shall not be eligible for Supplemental Executive Retirement Income except as provided for in any Employment Agreement which provides for additional Years of Service, Earnings and Incentive Compensation to be used in the calculation of Retirement Income in the event of a Change in Control.
SECTION VIII. FORFEITURE
A Participant who is discharged by the Company for cause, or an employee who is subsequently convicted of any felony committed while in the course of his employment with the Company, which felony involved theft, malicious destruction or misuse of the property of the Company or the embezzlement or misapplication of the funds of the Company, or who makes an admission in writing of the commission of such felony, shall be ineligible for and forfeit all Supplemental Executive Retirement Income.

SECTION IX. NON-ALIENATION OF BENEFITS
No benefit under the Supplemental Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, renunciation, or reduction and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, renounce, or reduce the same shall be void, nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.
If any Participant or retired Participant or any Provisional Payee under the Supplemental Plan is adjudicated bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, renounce, or reduce any benefit under the Supplemental Plan, except as specifically provided in the Supplemental Plan, then such benefit shall cease and terminate and in that event, subject to the requirements of Code Section 409A, the Plan Administrator shall hold or apply the same or any part thereof to or for the benefit of such Participant or retired Participant or Provisional Payee in such manner as the Plan Administrator may think proper, provided the Plan Administrator shall not act in any manner as would perpetuate the alienations prohibited by this Section. Nothing in this provision provides the Plan Administrator any power to accelerate any payments under this Supplemental Plan or to defer any payments under this Supplemental Plan other than in compliance with Code Section 409A and applicable regulations.
SECTION X. LIMITATION OF RIGHTS
Neither the establishment of this Supplemental Plan, nor any modification thereto, nor the payment of any benefits, shall be construed as giving to any Participant, other employee, or other person any legal or equitable rights against the Company, or any officer or employee thereof, or the Plan Administrator, except as herein provided. Under no circumstances shall the terms of employment of any employee be modified or in any way affected hereby. Inclusion under the Supplemental Plan will not give any Participant or any Provisional Payee any right to claim a Supplemental Executive Retirement Income except to the extent such right is specifically fixed under the terms of the Supplemental Plan. Subject to the provisions of this Supplemental Plan and the Supplemental Executive Retirement Trust the Participant shall have no rights greater than those of a general, unsecured creditor of the Company.
SECTION XI. ADMINISTRATION OF SUPPLEMENTAL PLAN
The general administration of this Supplemental Plan shall be placed in the Plan Administrator provided for in this Supplemental Plan. The determination of the Plan Administrator as to any question or matter arising under this Supplemental Plan shall be conclusive and binding.
The Participant shall file any claim for benefits with the Plan Administrator (EP1-449), One Energy Plaza, Jackson, Michigan 49201. Written notice of any determination will generally be provided within 60 days after the claim is filed. A denial will include an explanation including how to perfect the claim when appropriate. A Participant, or his authorized representative, may appeal such denial of his original claim within 90 days on the notice of denial and may submit additional information and appear before the Plan Administrator for a hearing. A hearing will generally be held within 60 days and a determination 60 days after the hearing. The final determination of the Plan Administrator is required before pursuing other possible remedies. The findings of fact and interpretation of the Plan by the Plan Administrator is final, conclusive and binding on the parties.

SECTION XII. RECOUPMENT
Any benefit under this Plan is also subject to recoupment under the CMS Energy Recoupment Policy Relating to Financial Restatements.
SECTION XIII. AMENDMENT, MODIFICATION OR
TERMINATION OF THE SUPPLEMENTAL PLAN
This Supplemental Plan may be amended, modified or terminated at any time by action of the Board of Directors of the Company. Notwithstanding any other provisions of this Supplemental Plan, in the event of a Change in Control (as defined in an Employment Agreement between the Participant and CMS Energy Corporation), each such Participant covered under an Employment Agreement shall receive such additional vesting and benefits consistent with the terms of the Employment Agreement. While the Company hopes and expects to continue the Supplemental Plan indefinitely, it reserves the right to terminate or modify it at any time. The Plan Administrator may amend this Supplemental Plan, consistent with the terms of its charter, to comply with any applicable laws, rules or regulations, including Section 409A, to clarify its terms or to provide for administrative requirements. Any amendment or termination will be consistent with Code Section 409A and any applicable amendments or regulations.
IN WITNESS WHEREOF, execution is hereby effected this 1st day of December, 2007.

ATTEST:	CMS ENERGY CORPORATION

/s/	/s/

Vice President and Secretary	Chief Executive Officer, CMS Energy and Consumers Energy
Date: _____________________